RELEASE DATE: July 12, 2007

FASTENAL COMPANY REPORTS 2007 SECOND QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended June 30, 2007. Dollar amounts are in thousands.

Net sales for the three-month period ended June 30, 2007 totaled $519,706, an increase of 13.3% over net sales of $458,817 in the second quarter of 2006. Net earnings increased from $51,513 in the second quarter of 2006 to $60,256 in the second quarter of 2007, an increase of 17.0%. Basic and diluted earnings per share increased from $.34 to $.40 for the comparable periods.

Net sales for the six-month period ended June 30, 2007 totaled $1,008,863, an increase of 13.3% over net sales of $890,520 in the first six months of 2006. Net earnings increased from $99,367 in the first six months of 2006 to $114,289 in the first six months of 2007, an increase of 15.0%. Basic and diluted earnings per share increased from $.66 to $.76 for the comparable periods.

During the first six months of 2007, Fastenal opened 123 new sites (Fastenal opened 132 new sites in the first six months of 2006). These 123 new sites represent an increase in stores since December 31, 2006 of 6.2%. During the second quarter of 2007, Fastenal closed one store; this represents our eleventh closure in approximately 40 years. There were 2,000 sites on December 31, 2006. There were 8,089 sales employees as of June 30, 2007, an increase of 12.8% from December 31, 2006 and 14.0% from June 30, 2006.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores more than five years old – The strength of the economy, over time, is best reflected in our subset of stores more than five years old (store sites opened as follows: 2007 group – opened 2002 and earlier, 2006 group – opened 2001 and earlier, and 2005 group – opened 2000 and earlier). These stores are more cyclical due to the increased market share they enjoy in their local markets. During the twelve months of 2005 and 2006 and the first six months of 2007, the stores more than five years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	15.8%	13.7%	12.1%	15.7%	12.3%	9.5%	11.7%	11.9%	14.7%	12.0%	11.1%	7.7%
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%	9.9%	11.2%	8.1%	8.5%	8.0%	9.6%
2007	4.8%	3.8%	7.8%	4.5%	5.4%	6.2%

Stores more than two years old – Our stores more than five years old above, when combined with stores two to five years of age, represent a consistent same-store view of our business (store sites opened as follows: 2007 group – opened 2005 and earlier, 2006 group – opened 2004 and earlier, and 2005 group – opened 2003 and earlier). During the twelve months of 2005 and 2006 and the first six months of 2007, the stores more than two years old had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	19.2%	17.1%	14.1%	18.0%	14.0%	12.1%	13.3%	13.3%	16.7%	13.3%	13.0%	9.0%
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%	12.8%	13.9%	9.2%	9.0%	9.4%	10.9%
2007	7.3%	6.0%	9.4%	5.5%	6.7%	7.2%

All company sales – During the twelve months of 2005 and 2006 and the first six months of 2007, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2005	26.2%	25.1%	22.5%	26.6%	22.9%	21.2%	21.8%	21.7%	26.8%	22.7%	21.7%	17.0%
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%	19.7%	20.7%	16.1%	15.9%	16.3%	17.7%
2007	12.6%	11.8%	15.5%	12.0%	13.2%	14.8%

RELEASE DATE: July 12, 2007

FASTENAL COMPANY REPORTS 2007 SECOND QUARTER EARNINGS

The January 2005 to November 2005 time frame generally represents improvement followed by stabilization in our daily sales trends. The January 2005 to November 2005 general improvement and stabilization reflects a continuation of the improvements we saw beginning in 2003 in the economy as it relates to the customers we sell to in North America and the impact of the Fastenal standard inventory stocking model (see reference below regarding the Customer Service Project, or CSP). The December 2005 daily sales growth rate was weaker than we expected; however, we believe this was an abnormality due to the following reasons (1) historically we have seen fluctuations in December’s daily sales growth rates due to the presence of the various holidays and their impact on our customers’ buying patterns and (2) December 2004 experienced strong growth, which creates a more difficult comparison in the next year. In 2005, item (2) is also noticeable in months such as May, June, July, and, to a lesser degree, October. The noticeable exception to item (2) is the month of September, which experienced stronger growth due to the demand generated by Hurricane Katrina. The continued strong growth in the January 2006 to March 2006 time frame generally represents a continuation of the strong environments experienced in 2004 and 2005. The first two months of the second quarter of 2006 experienced weaker sales growth than we expected. The April 2006 growth was negatively impacted by Easter (which occurred in March during 2005), but was still weaker than we expected. The June to August 2006 time frame represents stronger sales activity than the preceding two to three month period. The daily sales growth amount in September 2006 appears weaker due to the difficult comparison with Hurricane Katrina’s added sales in September 2005 (approximately $4,000 impact); however, the increase in our daily sales number from August 2006 to September 2006, of 4.1%, is consistent with historical norms. The final three months of 2006 continued in the same variable fashion as the previous six months. The October growth number was negatively impacted by the difficult comparison with Hurricane Katrina’s added sales in October 2005 (approximately $1,500 impact). The months of November and December, like the months of April and May, were weaker than expected. The first five months of 2007 continued the trend of a weak economic environment as experienced during 2006 (as described above). The month of March 2007 improved relative to January and February 2007. The month of June 2007 improved relative to April and May 2007. The June improvement was meaningful as it came in a month with fairly challenging comparisons from 2006.

IMPACT OF CURRENT INITIATIVES:

During the last several years, Fastenal has been actively pursuing several initiatives to improve its operational performance. These include: (1) a new freight model, (2) tactical changes to our working capital model, (3) an expanded store model called CSP2, and (4) a ‘master stocking hub’ distribution model. Note: See introduction of a fifth initiative in our ‘pathway to profit’ discussion later in this release.

The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005, all of 2006, and the first six months of 2007 despite the fact we experienced year-over-year increases of approximately 31.7% and 5.3%, respectively, in per gallon diesel fuel costs during the first two periods. The diesel fuel cost per gallon did soften in the last four months of 2006 as our average price per gallon dropped below $2.90, and the average price per gallon dropped to $2.59 in the first three months of 2007 but increased to an average of $2.85 per gallon during the second quarter of 2007. Given the nature of our distribution business, the lower fuel prices did translate into cost savings in our business during the first quarter of 2007 but started to have a negative impact during the latter part of the second quarter of 2007.

The tactical changes to our working capital model include the establishment of a central call center for accounts receivable collection and the establishment of financial business rules for the purchasing of products outside the standard stocking model (formerly referred to as CSP) at the store. The balance sheet impacts of these changes are described below in the working capital discussion.

The CSP2 store model represents an expansion of the core stocking items and sales personnel in an existing store with the goal of driving additional product sales to existing customers, target customers, and specific geographic areas within established markets. During the first six months of 2007, 64 stores were converted to the CSP2 format. This resulted in 257 stores converted to the CSP2 format since the third quarter of 2005, plus six stores opened with the CSP2 format.

RELEASE DATE: July 12, 2007

FASTENAL COMPANY REPORTS 2007 SECOND QUARTER EARNINGS

The ‘master stocking hub’ distribution model represents our ‘everything in the catalog’ location. Historically, we have stocked a core selection of products (approximately 6,500 stock keeping units, or SKU’s) plus customer specific products at each of our store locations. Our distribution centers would stock the core selection, plus other products with sufficient sales history to warrant stocking in a distribution center. Our stores would utilize their local or distribution center inventory to satisfy most of their customers’ needs and would then directly purchase additional items to satisfy the rest of their customers’ needs. When analyzing this local (or store) spending we noted the following: (1) this is an inefficient transaction for our store, (2) we don’t always benefit from good price negotiation because it is a ‘one off’ purchase, (3) our freight costs on these transactions are meaningfully higher than our average transaction, and (4) in many cases, we have sufficient volume at the ‘company-wide’ level to warrant stocking it somewhere. These and other factors convinced us to turn our Indianapolis, IN distribution center (DC) from a regional DC into both a regional DC and a North American ‘master stocking hub’. This will allow all of our locations easy access to a wide variety of product already in the network. This will also allow us to turn the four points noted above into a competitive advantage at the store level. In the future, as volume justifies it, we anticipate our Modesto, CA distribution center will assume a similar role for our stores west of the Rocky Mountains.

IMPACT OF FUEL PRICES DURING THE QUARTER:

Rising fuel prices did take a toll on the year ended December 31, 2006, but there was some relief in the final four months that continued into the first quarter of 2007. During the second quarter of 2007, we began to see significant increases in fuel costs again. During the first and second quarter of 2006, our total vehicle fuel costs averaged approximately $1.9 million and $2.1 million per month, respectively. During the first quarter and second quarter of 2007, total vehicle fuel costs averaged approximately $2.1 million and $2.5 million per month, respectively. The rate of increase, which was higher than the rate of our sales increase, resulted from variations in fuel costs, the freight initiative discussed earlier, and the increase in sales and store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Six Months Ended June 30,		Three Months Ended June 30,
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	50.6%	50.1%	50.3%	49.9%

Operating and administrative expenses	32.2%	32.2%	31.6%	31.8%
Gain (loss) on sale of property and equipment	0.0%	(0.1)%	0.1%	(0.1)%

Operating income	18.4%	17.9%	18.7%	18.0%

Interest income	0.1%	0.1%	0.1%	0.1%

Earnings before income taxes	18.5%	18.0%	18.8%	18.1%

Note – Amounts may not foot due to rounding difference.

Gross profit margins for the first half and second quarter of 2007 increased over the same period in 2006. The improvement was driven by our freight initiative (discussed earlier) and by improvements in our direct sourcing operations.

During the second quarter of 2007, we implemented the final piece of our enterprise wide computer system (also known as ERP). This component processes procurement and payment activities for our distribution centers. Our legacy system was designed and originally built in the late 1980’s and contained many manual processes. Our new system, which incorporates many business enhancements, also allows us to procure, process, and pay using automated processes such as electronic data interchange (or EDI). During the quarter, as a result of the implementation, we discovered $2,900 of additional outstanding liabilities for unpaid inventory which negatively impacted the quarter’s gross margin trend by 0.6%.

RELEASE DATE: July 12, 2007

FASTENAL COMPANY REPORTS 2007 SECOND QUARTER EARNINGS

Operating and administrative expenses for the first half of 2007 grew at the same pace as net sales growth, compared to the same period in 2006. Similar to the last several years, we experienced negative leverage in occupancy costs (due to store openings and site conversions to a CSP2 format). However, our initiatives described earlier allowed us to leverage our total operating and administrative expenses.

The operating and administrative expenses for the first half of 2007 and 2006 include $383 and $279, respectively, of additional compensation expense related to the adoption of new stock option accounting rules. The 2007 expense relates to new options granted in April 2007 (we anticipate these options, which span five to seven years, will result in compensation expense of approximately $227 per month for the next five years; and dropping slightly in the remaining period. The 2006 expense occurred in the first five months of 2006, but ceased on June 1, 2006 as those outstanding options, which were granted in January 2003, became vested. No other stock based compensation was outstanding during these periods.

Income taxes, as a percentage of earnings before income taxes were approximately 38.8% and 38.1% for the first six months of 2007 and 2006, respectively. During the first quarter of 2007, we implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48). As defined in FIN No. 48, we had a discrete event in each of the first and second quarters of 2007 which resulted in recognition of approximately $827 and $124 of additional tax, respectively. Absent this event, our tax rate would have been 38.3% for the first six months of 2007. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

WORKING CAPITAL:

The year-over-year and year-to-date dollar and percentage growth related to accounts receivable and inventories were as follows:

	Balance at June 30,		Twelve Month Dollar Change June 30,		Twelve Month Percentage Change June 30,
	2007	2006	2007	2006	2007	2006
Year-over-year change
Accounts receivable, net	$255,101	228,061	$27,040	32,937	11.9%	16.9%
Inventories	$471,561	395,030	$76,531	61,526	19.4%	18.4%

			Six Month Dollar Change June 30,		Six Month Percentage Change June 30,
			2007	2006	2007	2006
Year-to-date change
Accounts receivable, net			$45,569	44,505	21.7%	24.2%
Inventories			$15,564	33,469	3.4%	9.3%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory (see reference below regarding CSP), new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our ‘master stocking hub’.

The accounts receivable increase of 16.9% from June 30, 2005 to June 30, 2006 represents a lag behind the 20.6% daily sales increase in June 2006. The accounts receivable increase of 11.9% from June 30, 2006 to June 30, 2007 also represents a lag behind the daily sales increase of 14.8% in June 2007. We continue to be pleased with the improvements in accounts receivable during 2006 and 2007, and with the related reduction in bad debt expense when compared to historical amounts.

RELEASE DATE: July 12, 2007

FASTENAL COMPANY REPORTS 2007 SECOND QUARTER EARNINGS

The inventory increase from June 30, 2006 to June 30, 2007 of 19.4% is greater than sales growth for the first six months of 2006 to the first six months of 2007. The modest increase of inventory since December 2006 relates to our conscious decision to limit the growth of inventory in the future, to halt growth or decrease inventory in the short-term, and to get everybody on the same page related to execution of this decision. We were pleased with the progress in inventory, but have much work ahead of us.

As we indicated in earlier communications, our goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2006 and 2005, we had a ratio of 2.7:1 and 2.8:1, respectively). Historically, we have been able to achieve a 20% after tax return on total assets (our internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1. While the incremental investments in 2006 did not allow us to improve our ratio (these investments include CSP2 conversions and our master stocking hub model); we believe our initiatives are having a positive impact on accounts receivable and inventory. In the first six months of 2007, we have made considerable improvement as detailed above. We need to execute better on the inventory portion of these working capital initiatives for all of 2007. As discussed in last quarter’s release, this need has been communicated throughout our organization. Please also refer to our discussion on ‘Pathway to Profit’ contained later in this release.

STORE FORMAT:

In June 2002, we began our ‘customer service project’ (or CSP). This project centered on stocking all of our stores with a consistent base of product and with a consistent merchandising scheme. Since this CSP format represents the stocking model in substantially all of our locations, during the first quarter of 2005 we began to refer to these converted locations simply as stores with our expected inventory stocking model, versus the CSP designation. Consistent with our operating philosophy, we intend to continue identifying products and store display themes to position our stores to the Fastenal goal of being ‘the best industrial and construction supplier in each local market in which we operate’. In June 2005 we disclosed our intention to convert locations to the CSP2 format. The CSP2 format represents a further expansion of the Fastenal standard inventory stocking model at the store level. As of June 30, 2007, 263 stores were operating under the CSP2 format. Of these stores, 64 were converted during the first six months of 2007, 163 were converted during 2006, 30 were converted in the latter half of 2005, and another six were opened with the CSP2 format (one in 2005 and five in 2006). We expect to convert and/or open additional stores with the CSP2 format in 2007. In our 2006 Annual Report, we discussed our CSP3 format. The CSP3 format represents a ‘test’ expansion of the store format. We expect to have approximately ten stores with this format at the end of 2007. At June 30, 2007 we have six stores with this format. Five were converted in the first six months of 2007 and one was converted in 2006.

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we have used store openings as the primary growth driver of our business (opening approximately 14% new stores each year). In the future, we intend to add outside sales personnel into existing stores at a faster rate than historical patterns. We intend to fund this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we expect to open approximately 8% new stores in 2007 or approximately 160 stores) versus the historical rate of approximately 14%. Our goal is four-fold: (1) to continue growing our business at a similar rate with the new sales investment model, (2) to grow the sales of our average store from $80 thousand per month (today) to $130 thousand per month (five years), (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to increase the returns of our business due to the enhanced profitability described in (3) above and due to the more efficient use of working capital (primarily inventory) as our average store size increases.

RELEASE DATE: July 12, 2007

FASTENAL COMPANY REPORTS 2007 SECOND QUARTER EARNINGS

STOCK REPURCHASE AND DIVIDENDS:

On January 18, 2007, we issued a press release announcing our Board of Directors had authorized purchases by us of up to an additional 1,000,000 shares of our common stock (over and above previously authorized amounts). On July 11, 2007, we issued a press release announcing our Board of Directors had authorized us to purchase an additional 1,000,000 shares of our common stock (over and above previously authorized amounts). During the first six months of 2007, we purchased 634,200 shares of our outstanding stock at an average price of approximately $40.76 per share. With the new authorizations in 2007, we have remaining authority to purchase up to approximately 1,452,000 additional shares of our common stock.

During the first half of 2007 we paid dividends totaling $31,884 (or $0.21 per share) to our shareholders. On July 11, 2007, we issued a press release announcing our Board of Directors had declared a second dividend for 2007, which will be paid during the third quarter of 2007, of $0.23 per share.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding, the addition of outside sales personnel at existing stores, the rate of new store openings, the ability to grow average store sales, the conversion of stores to the CSP2 and CSP3 formats, the expected amount of future compensation expense resulting from stock options, and the expected future change in Modesto, California regarding its proposed status as a ‘master stocking hub’. A change in the economy, from that currently being experienced, could cause the store openings to change from that expected, could impact the CSP2 and CSP3 rollouts, and could impact the rate at which additional outside sales personnel are added and our ability to grow average store sales. A change in our growth west of the Rocky Mountains, or a change in need, could later alter our plans regarding Modesto, California. A change in accounting for stock based compensation or the assumptions used could change the amount of stock based compensation recognized. A discussion of other risks and uncertainties is included in the Company’s 2006 annual report on Form 10-K under the section captioned “Risk Factor” and the Company’s 2006 annual report under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited) June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$57,330	19,346
Marketable securities	4,145	10,835
Trade accounts receivable, net of allowance for doubtful accounts of $2,517 and $2,119, respectively	255,101	209,532
Inventories	471,561	455,997
Deferred income tax assets	11,427	11,709
Other current assets	57,185	60,357

Total current assets	856,749	767,776

Marketable securities	2,190	3,695
Property and equipment, less accumulated depreciation	266,359	264,030
Other assets, less accumulated amortization	3,730	3,515

Total assets	$1,129,028	1,039,016

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57,452	41,371
Accrued expenses	66,030	61,544
Income taxes payable	5,857	981

Total current liabilities	129,339	103,896

Deferred income tax liabilities	14,001	13,027

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized, 150,572,512 and 151,206,712 shares issued and outstanding, respectively	1,506	1,512
Additional paid-in capital	383	12,697
Retained earnings	972,120	902,550
Accumulated other comprehensive income	11,679	5,334

Total stockholders’ equity	985,688	922,093

Total liabilities and stockholders’ equity	$1,129,028	1,039,016

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Six months ended June 30,		(Unaudited) Three months ended June 30,
	2007	2006	2007	2006
Net sales	$1,008,863	890,520	519,706	458,817

Cost of sales	497,879	444,028	258,237	229,812

Gross profit	510,984	446,492	261,469	229,005

Operating and administrative expenses	325,112	286,593	164,261	146,081
Gain (loss) on sale of property and equipment	83	(150)	198	(115)

Operating income	185,955	159,749	97,406	82,809

Interest income	676	798	454	410

Earnings before income taxes	186,631	160,547	97,860	83,219

Income tax expense	72,342	61,180	37,604	31,706

Net earnings	$114,289	99,367	60,256	51,513

Basic and diluted net earnings per share	$0.76	0.66	0.40	0.34

Basic weighted average shares outstanding	151,084	151,055	150,989	151,055

Diluted weighted average shares outstanding	151,084	151,396	150,989	151,402

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Six Months ended June 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$114,289	99,367
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	18,600	15,988
(Gain) loss on sale of property and equipment	(83)	150
Bad debt expense	3,097	1,740
Deferred income taxes	1,256	2,472
Stock based compensation	383	279
Amortization of non-compete agreement	34	34
Changes in operating assets and liabilities:
Trade accounts receivable	(48,666)	(46,245)
Inventories	(15,564)	(33,469)
Other current assets	3,172	(2,844)
Accounts payable	16,081	17,197
Accrued expenses	4,486	7,223
Income taxes payable	4,876	(4,326)
Other	5,812	2,781

Net cash provided by operating activities	107,773	60,347

Cash flows from investing activities:
Purchase of property and equipment	(24,816)	(40,011)
Proceeds from sale of property and equipment	3,970	2,336
Net decrease (increase) in marketable securities	8,195	(228)
Increase in other assets	(249)	(134)

Net cash used in investing activities	(12,900)	(38,037)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	3,767
Purchase of common stock	(25,847)	(9,434)
Payment of dividends	(31,584)	(30,211)

Net cash used in financing activities	(57,431)	(35,878)

Effect of exchange rate changes on cash	542	156

Net increase (decrease) in cash and cash equivalents	37,984	(13,412)

Cash and cash equivalents at beginning of period	19,346	56,204

Cash and cash equivalents at end of period	$57,330	42,792

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$67,466	65,506